UMB Financial Corporation

P.O. Box 419226

Kansas City, MO 64141-6226

816/860-7000

umb.com

April 26, 2005

Corporate Communication Contact: Jill Stockham, 816-860-5606

Investor Relations Contact: Begonya Klumb, 816-860-7906

UMB Financial Corporation Announces Quarterly Cash Dividend

Kansas City, Mo. -- UMB Financial Corporation (NASDAQ: UMBF), a Kansas City-based financial services holding company, announced its quarterly cash dividend of 22 cents per share, payable July 1, 2005 to shareholders of record at the close of business on June 10, 2005.

In addition, the company announced that the Board of Directors authorized the repurchase of up to one million shares of the company's common stock, or approximately five percent of the company's currently outstanding shares, during the next 12 months. Shares purchased under this program will be used for general corporate purposes and may be available for re-issuance in connection with the company's stock option plan, dividend reinvestment plan and stock dividend program. The company may repurchase the shares from time to time in open market or privately negotiated transactions at the company's discretion, and on such terms, including, without limitation, quantity, timing and price, as management may determine to be in the company's best interest.

About UMB:

UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers. Its banking subsidiaries own and operate 149 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin, a trust management company in South Dakota, and single-purpose companies that deal with brokerage services, consulting services and insurance.